Exhibit 10.2(b)

Microsoft Enterprise Software Advisor Agreement Amendment No. 1
Partner Tracking Number (Microsoft or affiliate to complete) SSI-Ø5

This Amendment No.1 modifies the Microsoft Channel Agreement between the companies identified below.

1.	Amendment

a. Section 2.1, definition of “affiliate,” is amended and restated in its entirety with the following:

“affiliated companies means our companies directly involved in the sale of enterprise agreements, including, but not limited to Microsoft Corporation, Microsoft Ireland Operations Limited, and Microsoft Operations Pte Ltd.”

b. Section 2.10, definition of “program Web site,” is amended and restated in its entirety with the following:

“program Web site” means the Web site located at http://www.explore.ms.

c. Section 2.13.2, under definition of “valid,” is amended and restated in its entirety with the following:

“Free from errors in fields completed by the customer or by you on the customer’s behalf.”

d. Section 3.1 is amended and restated in its entirety with the following:

“Support and services. Enterprise software advisors perform certain services for Microsoft. Each of our customers will designate an enterprise software advisor on each enterprise enrollment signed by the customer. We will promptly notify you in writing when you are designated by a customer as its enterprise software advisor, at which time you must perform the functions requested by the customer in accordance with the attached schedule A.”

e. Section 3.3 is amended and restated in its entirety with the following:

“Change of enterprise software advisor. A customer may change its designated enterprise software advisor upon 30 days prior written notice in accordance with the terms of its enterprise agreement. The customer is responsible for notifying you of any termination of its designation. If a customer changes its enterprise software advisor, you will not be entitled to any compensation for the customer’s orders received by us after the effective termination date. You agree that we have no liability to you arising from a customer’s decision to change its enterprise software advisor.”

f. Section 3.6, Enterprise software advisor fees, first paragraph is amended and restated in its entirety with the following:

“The purpose of an enterprise software advisor fee is to compensate you for providing support and services to customers, and not for services you render on behalf of a customer when the customer pays you directly. You are entitled to receive an enterprise software advisor fee when we receive payment in full (for which full payment of pre-approved installments is considered payment in full) for each individual invoice for licensed software under an enterprise enrollment under which you have been designated as the enterprise software advisor and for so long as the designation remains current. In the event that we are unable to collect on any customer invoice that is 10 months overdue, we will notify you of such fact and advise you that you are no longer obligated to provide support and services to the customer, at your option. In the event that you elect to discontinue providing such support and services, Microsoft will pay you 80% of the ESA fee in respect of such overdue invoice. If you elect to continue to provide support and services, we will pay you the ESA fee in respect of such overdue invoice when and if we receive full payment of such invoice from the customer. Notwithstanding the foregoing, we may at any time in our reasonable, good faith judgment determine that an overdue invoice is uncollectible from the customer. In such case, we will (i) write-off the outstanding balance on the invoice; (ii) notify you of the write-off; and (iii) pay you that prorated portion of the ESA fee that relates to the number of months in the year that has elapsed from the invoice date through our notice to you. Any full or partial ESA fee paid pursuant to this section is in full and final settlement of any claim with respect to such ESA fee.”

g. Section 3.6, Enterprise software advisor fees, fourth paragraph is amended and restated in its entirety with the following:

“Payment of enterprise software advisor fees is dependent on your satisfactory performance of the functions specified in schedule A, as determined by us in our sole but reasonable discretion. We may withhold or reduce enterprise

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software advisor fees for any individual enterprise enrollment at our discretion (not to exceed the percentages outlined on schedule B) if you are in breach of any of your obligations under this agreement. We agree to notify you in advance of any deductions. We will both use our reasonable efforts to resolve any disputes arising out of your performance under this agreement.”

h. Section 3.7 is amended and restated in its entirety with the following:

“Payment of enterprise software advisor fees. Semi-monthly, we will provide you with an enterprise software advisor fee payment report showing the relevant details of each enterprise enrollment invoice paid in full (full payment of pre-approved installment payments is considered payment in full) to us during the previous semi-monthly period to which you are entitled an enterprise software advisor fee, including any compliance deductions. In addition, we will provide you with a customer aging report for ESA fees earned but not yet paid in full, including a report showing the status of our collection efforts, in a form to be reasonably determined by us and reasonably acceptable to you. You will submit a valid invoice to us for the total enterprise software advisor fee payment amount indicated, and in accordance with any additional instructions supplied in the transmission of the enterprise software advisor fee payment report. We will pay you the enterprise software advisor fee within 10 days of the date we receive a valid invoice from you. All payments will be in the form of Automated Clearinghouse wire transfer. In order to receive payment, you must maintain up-to-date wire transfer information on record with us. Any changes to your wire transfer information must be submitted to us in the form provided by us. You agree to promptly notify us of any change to the information supplied. If you have any questions regarding enterprise software advisor fee payments, you must notify us in writing within 45 days of receipt of the enterprise software advisor fee payment report, after which time all payments shall be treated as final. You must invoice us for enterprise software advisor fees within 90 days after transmission of the enterprise software advisor fee payment report.”

Verification Right. During the term and for two years after this agreement ends, we will keep all usual and proper books and records (according to the set of accounting rules, regulations, authoritative pronouncements, principles and practices accepted in our jurisdiction) relating to our payments under this agreement. During the same period, at your cost, and upon 5 days written notice to us, you may conduct audits of the books and records necessary to verify the accuracy of the enterprise software advisor fee payment reports that Microsoft provides.

Any audit will be conducted during our normal business hours and in a manner that does not interfere unreasonably with our normal business activities. Your notice to us will specify in reasonable detail the applicable books and records that you would like to audit, and we will use reasonable efforts to make such books and records available to you at the beginning of the audit. In addition, you may request and we will provide access to such additional books and records as you may reasonably request during the course of the audit, provided that they are also necessary to verify the accuracy of the enterprise software advisor fee payment reports that Microsoft provides.

i. Section 5.2, Indemnity, first sentence is amended and restated in its entirety with the following:

“A company claim is any third party claim or allegation against us arising out of or in connection with any default, breach or alleged default or breach (which becomes a default or breach) of your obligations, promises, representations, warranties or agreements under this agreement, or any negligent act or omission on your part relating to your role as an enterprise software advisor under this agreement.”

j. Section 6.1, Warranties, is amended and restated in its entirety with the following:

Warranties. We warrant that we will use reasonable care and skill to administer the program. However, your effort and resulting performance are completely under your control. We do not guarantee your satisfaction with the program or your results. Except for loss and damage which cannot be limited or excluded under applicable law. WE DISCLAIM ON OUR OWN BEHALF AND ON BEHALF OF OUR AFFILIATES AND SUPPLIERS ALL OTHER WARRANTIES OF ANY KIND WHETHER EXPRESS OR IMPLIED. THIS LIMITATION INCLUDES, BUT IS NOT LIMITED TO TITLE, NON-INFRINGEMENT, MERCHANTABILITY, SATISFACTORY QUALITY, AND FITNESS FOR A PARTICULAR PURPOSE, OR ANY IMPLIED WARRANTY ARISING FROM COURSE OF DEALING OR USAGE OF TRADE.

k. Section 6.2, Disclaimers and limitations of liability, is amended and restated in its entirety with the following:

Disclaimers and limitations of liability. IN THE ABSENCE OF FRAUD THE FOLLOWING WILL APPLY. NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY LOSS (WHETHER DIRECT OR INDIRECT) OF PROFITS, BUSINESS OR ANTICIPATED SAVINGS. IN ADDITION, THERE IS NO LIABILITY FOR ANY OTHER INDIRECT, CONSEQUENTIAL, PUNITIVE, INCIDENTAL OR SPECIAL DAMAGES ARISING OUT OF OR RELATED TO THIS

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AGREEMENT (WHETHER FOR SUPPORT SERVICES, TERMINATION OR OTHERWISE). THESE TERMS APPLY REGARDLESS OF THE FORM, CAUSE OF ACTION OR THE ALLEGED BASIS OF THE CLAIM (INCLUDING NEGLIGENCE). THIS SECTION DOES NOT APPLY TO SECTION 6. THIS SECTION IS ENFORCEABLE TO THE MAXIMUM EXTENT PERMITTED BY LAW. Our liability for loss or damage of any kind (including loss or damage caused by negligence) is reduced to the extent that you or your agents caused or contributed to that loss or damage.

l. Section 8.3, Termination for cause, is amended and restated in its entirety with the following:

Termination for cause. If a party has breached this agreement or there is other cause for termination, the terminating party will give 30 calendar days notice and opportunity to cure. If the cause for termination is of the type that is not curable (such as breach of sections 5), termination will take effect immediately upon notice from the party who is not in breach. Each party retains its other rights and remedies.

m. Section 8.5, Effect of Termination, is amended and restated in its entirety with the following:

Effect of termination. When this agreement is no longer in effect, we will pay you all outstanding fees due to you, and you must immediately stop using any rights and benefits granted by this agreement and the program. You must also destroy all enterprise software advisor materials. We may direct all of the customers for whom you have been acting as enterprise software advisor to a newly designated enterprise software advisor. You will not be entitled to an enterprise software advisor fee for such customers’ customer orders or payments received by us after the date when this agreement is no longer in effect. If a customer does not designate a new enterprise software advisor, you may, at our sole discretion and unless this agreement has been terminated for cause, continue to be eligible to receive enterprise software advisor fees related to payments received by us from such customer until the applicable Enterprise Enrollment expires, provided that you abide by all terms and conditions of this agreement, including without limitation, continuation of the functions specified in the attached Schedule A.

n. Section 8.6, Waiver of rights and obligations, is amended and restated in its entirety with the following:

Waiver of rights and obligations. To the extent necessary to implement the termination provisions of this agreement, each party waives any right or obligation under any applicable law or regulation to request or obtain intervention of the courts to terminate this agreement.

o. Section 8.7, Survival, is amended and restated in its entirety with the following:

Survival. Sections 5.2, 6.2, 8.5.9,11, and 12 of this agreement will survive its termination or expiration.

p. The first paragraph of Section 9.1, Taxation, is amended and restated in its entirety with the following:

Taxation. The amounts to be paid to you under this agreement do not include any foreign, U.S. federal, state, provincial, local, municipal or other governmental taxes (including without limitation goods and services taxes), stamp or documentary taxes, duties, levies, fees, excises or tariffs, arising as a result of or in connection with the transactions contemplated under or any supply made under this agreement. However, you must pay to us any applicable value added, goods and services, sales or use taxes or like taxes that are owed by you solely as a result of entering into this agreement and which are required to be collected from you by us under applicable law. You may provide to us a valid exemption certificate in which case we will not collect the taxes covered by such certificate. We are not liable for any of your taxes that you are legally obligated to pay which are incurred or arise in connection with or related to the sale of goods and services under this agreement, and all such taxes (including but not limited to net income or gross receipts taxes, franchise taxes, and/or property taxes) shall be your financial responsibility. Where such taxes are imposed on us by law, you must pay us an amount on account of such taxes as invoiced by us to you.

q. Section 10, Reservation of Rights, is amended and restated in its entirety with the following:

“Reservation of Rights. We expressly reserve the right to terminate any customer’s status as a customer in the event the customer fails to comply with the terms of its enterprise agreement or enterprise enrollment. We will promptly notify you in writing of the termination of any customer for which you are the enterprise software advisor. If we terminate a particular customer, and we give you written notice of the termination, you will not have any claim against us for damages or lost profits resulting from such termination.”

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r. A new Section 13, Force Majeure, is added to the agreement, to read as follows:

Force Majeure. If either party is prevented from complying, either totally or in part, with any of the terms or provisions of this agreement by reason of fire, flood, storm, strike, lockout or other labor trouble, riot, war, rebellion, accident or other acts of God, then upon written notice to the other party, the requirements of this agreement, or the affected provision hereof to the extent affected, shall be suspended during the period of such disability. The party prevented from complying shall make all reasonable efforts to remove such disability within thirty (30) days of giving such notice.

2.	Effect of amendment.

Except as specifically amended by the amendment, all provisions of the agreement remain unchanged and in full force and effect.

Company	Contracting Microsoft Company

Name	Name
Software Spectrum, Inc.

Signature	Signature

/s/ Rebecca EG Tankersley	/s/ Kurt Beard

Printed Name	Printed Name
Rebecca EG. Tankersley	Kurt Beard

Printed Title	Printed Title
VP & General Counsel	Director Commercial Ops

Signature Date	Effective Date
7-12-04	July 1, 2004

Expiration Date:
June 30, 2005

Please return TWO SIGNED ORIGINALS of this agreement to the following address for approval and processing:

Microsoft Licensing

6100 Neil Road, Suite 210

Reno, NV 89511

Attn: Licensing Operations

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